Exhibit 99.2

December 10, 2012

This edition of Intermec Updates includes an update for all Intermec employees. Please note that Intermec Updates is an internal communication and should not be distributed outside of Intermec.

Message from Al Lauer

To All Employees:

Today is an important milestone for Intermec. This morning we announced that the Board of Directors has approved entering into a definitive agreement for Intermec to be acquired by Honeywell International Inc. for $10.00 per share in an all-cash transaction, representing a total transaction value of approximately $600 million, net of debt and cash acquired. A copy of the press release is attached.

Companies increasingly require more robust technologies including highly innovative devices and solutions for data capture, asset tracking and information management that helps them be more competitive and responsive to their customers. The combination of our long history of innovation and engineering expertise, global reach and leading products and solutions, with the significant global scale and resources of Honeywell, enables a combined entity that will be at the forefront of this ongoing transformation and position the company as a global leader in the AIDC industry.

After extensive discussions and with the help of our legal and financial advisors, the Board determined that Honeywell’s offer was in the best interest of our stockholders – which includes many of you. We expect the transaction will close by the end of the second quarter 2013.

But until that time, it is business as usual. Intermec will continue to operate as an independent company, committed to providing our customers and business partners our collective best.

As the transaction progresses we will provide more detail and clarity as to roles and responsibilities. The most important contribution you can all make at this time is to continue to meet our sales goals and budgets and to ensure our customers and partners get the products, service and support they’ve come to expect from us. It is important that we not speculate with customers, partners, vendors or others about what this transaction may or may not mean, and that only authorized spokespeople speak for the company. You may receive questions from customers or vendors. If you do, please direct them to your manager. Inquiries from the media should be directed to Nikolett Bocso and any or investors should be directed to Dan Evans, both are here in Everett.

Please join me at a town hall in the auditorium at 9:00 AM Everett time today (a second Town Hall will take place at 5:00 PM). I will share with you my expectations for the next several months and try to answer as many of your questions as possible. The dial-in number is 1-877-668-4490 and the access code is XXX XXX XXX or to join the webcast at 9:00, please click here.

Thank you,

Al

Important Additional Information about the Merger Transaction

Intermec plans to file with the Securities and Exchange Commission (“SEC”) and mail to its stockholders a proxy statement in connection with the merger transaction. This communication does not constitute a solicitation of any vote or approval. The proxy statement and other documents to be filed with the SEC related to the merger transaction will contain important information about Honeywell, Intermec, the merger transaction and related matters. Investors are urged to carefully read the proxy statement and other documents to be filed with the SEC in connection with the merger transaction or incorporated by reference into the proxy statement, when available. Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Intermec through the website maintained by the SEC at www.sec.gov or by contacting Intermec Investor Relations at (425) 348-2600. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on Intermec’s website at www.intermec.com (which website is not incorporated herein by reference).

Intermec and its directors and officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of Intermec’s stockholders in connection with the proposed merger transaction will be set forth in the proxy statement described above when it is filed with the SEC. Additional information regarding Intermec’s executive officers and directors, including stockholdings, is included in Intermec’s definitive proxy statement for 2012, which was filed with the SEC on April 12, 2012. You can obtain free copies of this document from Intermec using the contact information above.

Forward-Looking Statements

Statements made in this communication and related statements that express Intermec’s or our management’s intentions, hopes, indications, beliefs, expectations, or predictions of the future constitute forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, and relate to matters that are not historical facts. These statements include those regarding the closing of the merger transaction, the expected timing of the merger transaction and the potential effects of the merger transaction, including if it does not close.

These statements are not guarantees of future performance or events and are subject to risks, uncertainties and assumptions that could cause actual results or events to vary materially from those indicated in this communication, including: the ability to obtain regulatory approvals of the merger transaction on the proposed terms and schedule; the failure of Intermec’s stockholders to approve the merger transaction; disruption to our business, including customer, employee and supplier relationships resulting from the merger transaction; the effect of the merger transaction on pricing, spending, third-party relationships and revenues; and other factors described in Intermec’s reports filed with the SEC, including our annual report for the year ended December 31, 2011 and subsequent quarterly reports, filed with the SEC, which risks and uncertainties are incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except to the extent required by law, Intermec disclaims any obligation to update any forward-looking statements after the distribution of this communication, whether as a result of new information, future events, changes in assumptions, or otherwise.